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EXHBIT 99(b)






                              HECHINGER COMPANY
                         CONSOLIDATED BALANCE SHEETS
                       (in thousands except share data)

                                                   (unaudited)
                                                   NOV. 2, 1996       FEB. 3, 1996
                                                  ---------------   ---------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                           $     69,859     $      35,785
Merchandise inventories                                  493,153           414,974
Other current assets                                      86,397            79,533

                                                  ---------------   ---------------

Total Current Assets                                     649,409           530,292





PROPERTY, FURNITURE AND EQUIPMENT, NET                   468,639           497,577


COST IN EXCESS OF NET ASSETS ACQUIRED, NET                52,485            53,743






LEASEHOLD ACQUISITION COSTS, NET                          47,444            49,128




OTHER ASSETS                                              30,529            19,681
                                                  ---------------   ---------------

TOTAL ASSETS                                        $  1,248,506     $   1,150,421
                                                  ===============   ===============


                                                     (unaudited)
                                                     NOV. 2, 1996      FEB. 3, 1996
                                                    -------------     --------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving credit facility                            $    82,062       $          -
Accounts payable and accrued expenses                    336,498            313,067
Current portion of long-term debt and capital lease
obligations                                                3,837              3,806
                                                    -------------     --------------

Total Current Liabilities                                422,397            316,873

LONG-TERM DEBT                                           381,514            383,709
CAPITAL LEASE OBLIGATIONS                                 14,163             15,821
DEFERRED RENT                                             26,736             26,779
OTHER LONG-TERM LIABILITIES                                8,200              8,200

STOCKHOLDERS' EQUITY

Class A common stock, $.10 par value; authorized
50,000,000 shares; issued 31,323,618 and 30,892,581        3,132              3,089
Class B common stock, $.10 par value, authorized
30,000,000 shares; issued 11,000,892 and 11,431,929        1,100              1,143

Additional paid-in capital                               238,248            238,248
Retained earnings                                        154,251            157,990
Unearned compensation                                       (379)              (759)


Less treasury stock at cost, 84,197 and 39,325
Class A common shares and 14,497 and 14,497
Class B common shares                                       (856)              (672)
                                                    -------------     --------------


TOTAL STOCKHOLDERS' EQUITY                               395,496            399,039
                                                    -------------     --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 1,248,506       $  1,150,421
                                                    =============     ==============

See notes to consolidated financial statements.





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